EXHIBIT 99.1

Segment Information

The Company and its chief operating decision maker use “segment earnings” to measure segment operating performance. As disclosed in Note 14 – Segment Information, to the condensed consolidated financial statements on Form 10-Q for the quarter ended March 31, 2008, during the first quarter 2008, the Company modified the composition of segment earnings to include stock-based compensation. The tables below presents the segment information for the years ended December 31, 2007, 2006 and 2005 reclassified to conform to current presentation.

Year ended December 31, 2007	Branded Consumables	Consumer Solutions	Outdoor Solutions	Process Solutions	Intercompany Eliminations	Total Operating Segments	Corporate/ Unallocated	Consolidated
Net sales	$806.2	$1,869.2	$1,698.6	$353.6	$(67.5)	$4,660.1	$—	$4,660.1

Segment earnings (loss)	100.4	271.1	210.1	35.0	—	616.6	(115.1)	501.5
Adjustments to reconcile to reported operating earnings (loss):
Fair value adjustment to inventory	—	—	(115.8)	(3.1)	—	(118.9)	—	(118.9)
Reorganization costs	(14.7)	(17.0)	(9.7)	(2.8)	—	(44.2)	(5.4)	(49.6)
Other integration-related costs	(0.9)	(1.1)	(1.4)	(1.2)	—	(4.6)	—	(4.6)
Depreciation and amortization	(18.1)	(26.9)	(39.4)	(10.3)	—	(94.7)	(1.7)	(96.4)

Operating earnings (loss)	$66.7	$226.1	$43.8	$17.6	$—	$354.2	$(122.2)	$232.0

Year ended December 31, 2006	Branded Consumables	Consumer Solutions	Outdoor Solutions	Process Solutions	Intercompany Eliminations	Total Operating Segments	Corporate/ Unallocated	Consolidated
Net sales	$812.0	$1,892.2	$901.0	$309.4	$(68.3)	$3,846.3	$—	$3,846.3

Segment earnings (loss)	118.4	250.3	84.3	33.8	—	486.8	(67.8)	419.0
Adjustments to reconcile to reported operating earnings (loss):
Fair value adjustment to inventory	(10.4)	—	—	—	—	(10.4)	—	(10.4)
Reorganization costs	(7.8)	(26.6)	(2.9)	—	—	(37.3)	0.5	(36.8)
Impairment/write-off of assets	—	—	(0.3)	—	—	(0.3)	—	(0.3)
Other integration-related costs	—	(3.4)	—	—	—	(3.4)	(1.1)	(4.5)
Depreciation and amortization	(13.1)	(25.5)	(17.0)	(9.4)	—	(65.0)	(1.4)	(66.4)

Operating earnings (loss)	$87.1	$194.8	$64.1	$24.4	$—	$370.4	$(69.8)	$300.6

Year ended December 31, 2005	Branded Consumables	Consumer Solutions	Outdoor Solutions	Process Solutions	Intercompany Eliminations	Total Operating Segments	Corporate/ Unallocated	Consolidated
Net sales	$685.0	$1,518.3	$820.7	$233.6	$(68.5)	$3,189.1	$—	$3,189.1

Segment earnings (loss)	95.3	190.2	77.0	29.3	—	391.8	(94.2)	297.6
Adjustments to reconcile to reported operating earnings (loss):
Fair value adjustment to inventory	(0.2)	(6.0)	—	—	—	(6.2)	(16.2)	(22.4)
Reorganization costs	(3.3)	(20.2)	(2.9)	—	—	(26.4)	(2.7)	(29.1)
Impairment/write-off of assets	—	(1.6)	(0.9)	—	—	(2.5)	—	(2.5)
Depreciation and amortization	(10.6)	(20.0)	(17.3)	(9.3)	—	(57.2)	(0.4)	(57.6)

Operating earnings (loss)	$81.2	$142.4	$55.9	$20.0	$—	$299.5	$(113.5)	$186.0